UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

  ____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2013

MICRONET ENERTEC TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

70 Kinderkamack Road, Emerson, New Jersey		07630
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (201) 225-0190

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 12, 2013, the Board of Directors (the “Board”) of Micronet Enertec Technologies, Inc. (the “Company”) approved the terms of the agreement pursuant to which Tali Dinar, the Company’s chief financial officer (“CFO”), will continue to serve in such capacity on an exclusive basis. In connection with this arrangement, Ms. Dinar’s employment arrangement with Micronet Ltd., a subsidiary of the Company, terminated effective August 1, 2013.

Pursuant to this arrangement, Ms. Dinar (i) will receive monthly compensation, comprising base salary and customary Israeli pension and social benefits, of approximately 45,000 NIS (approximately $14,000 currently), (ii) shall be entitled to a monthly automobile and telephone allowance of approximately 13,000 NIS (approximately $3,600 currently),  (iii) shall be entitled to receive bonuses and stock options as shall be determined by the Board in consultation with the Company’s chief executive officer.  Ms. Dinar may be deemed an at-will employee as her employment agreement with the Company (the “Agreement”) is not limited to a certain duration. The Agreement will be terminable by either party at any time by providing the other party with 90 days’ prior written notice. Upon termination, Ms. Dinar will be entitled to her base salary through the date of termination and to all amounts deposited in her favor in pension funds, including payments made for severance unless such rights are denied as a matter of applicable law. However, if Ms. Dinar is terminated due to her committing a crime bearing moral turpitude or for causing the Company substantial harm, resulting from a material breach of her duties to the Company, Ms. Dinar will not be entitled to receive any prior written notice and severance pay may be denied. The Agreement also contains customary confidentiality, non-competition and non-solicitation provisions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONET ENERTEC TECHNOLOGIES, INC.

Dated: August 16, 2013	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer